Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER RESULTS

RICHMOND, Va., February 12, 2009 – Tredegar Corporation (NYSE:TG) reported fourth-quarter net income from continuing operations of $5.9 million (17 cents per share) compared to $7.0 million (19 cents per share) in the fourth quarter of 2007.  Earnings from continuing manufacturing operations in the fourth quarter were $10.2 million (30 cents per share) versus $6.3 million (17 cents per share) last year.  Fourth-quarter sales from continuing operations decreased to $192.7 million from $208.5 million in 2007.  On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada.  All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

A summary of results for continuing operations for the three months and years ended December 31, 2008 and 2007 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Sales	$192.7	$208.5	$883.9	$922.6

Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$5.9	$7.0	$29.6	$34.9
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	5.1	1.0	8.9	4.1
(Gains) losses from sale of assets and other items	(.8)	(1.7)	(6.6)	(.6)
Income from continuing manufacturing operations*	$10.2	$6.3	$31.9	$38.4

Diluted earnings per share from continuing operations as reported under GAAP	$.17	$.19	$.87	$.90
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.15	.03	.26	.11
(Gains) losses from sale of assets and other items	(.02)	(.05)	(.20)	(.02)
Diluted earnings per share from continuing manufacturing operations*	$.30	$.17	$.93	$.99

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations.  Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings from continuing manufacturing operations increased by 13 cents per share or 76% in the fourth quarter of 2008 compared with the fourth quarter of 2007 despite significantly lower volumes in both our films and aluminum extrusions businesses.  Operating profits in films, which improved by $6.3 million or 48.6% in the fourth quarter of 2008 compared with 2007, would have declined without the positive impact of the lag in the pass-through of substantially lower resin costs and adjustments for inventories accounted for under the last-in first-out method.  Volume and operating profits in films are expected to continue to be adversely impacted by competitive pressures and the global economic downturn.  More than ever, we are focused on reducing costs and managing the business under significantly greater economic uncertainty.”

Mr. Gottwald continued: “Operating profits for our ongoing U.S. operations in aluminum extrusions decreased by $318,000, or 12.0%, in the fourth quarter of 2008 compared with the fourth quarter of last year.  The profit drop was primarily due to an 11.8% decline in volume.  Volume declined for the year by 12.6%, which was on top of a volume decrease in 2007 versus 2006 of 15.9%.  The timing of any recovery is virtually impossible to predict.  We continue to be focused on reducing costs in light of anticipated further declines in volume based on current market conditions.”

Mr. Gottwald further stated:  “Our balance sheet remains strong with cash in excess of debt of $23.3 million at December 31, 2008, an improvement from debt in excess of cash of $33.8 million at December 31, 2007.”

MANUFACTURING OPERATIONS
Film Products

Fourth-quarter net sales (sales less freight) in Film Products were $123.8 million, down 5.2% from $130.6 million in the fourth quarter of 2007, while operating profit from ongoing operations increased 48.6% to $19.2 million in the fourth quarter of 2008 from $12.9 million in 2007.  Volume was 50.3 million pounds in the fourth quarter of 2008, down 14.2% from 58.6 million pounds in the fourth quarter of 2007.

Net sales in Film Products for 2008 were $522.8 million, a 1.5% decrease from $531.0 million in 2007. Operating profit from ongoing operations was $53.9 million in 2008, down 9.3% from $59.4 million in the prior year.  Volume was 221.2 million pounds in 2008, down 9.5% from 244.3 million pounds in 2007.

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TREDEGAR EARNINGS, page 3

Volume was down in the quarter and year ended December 31, 2008 compared with last year in most product segments, including personal care, surface protection and packaging materials.  Net sales in 2008 declined in both the fourth quarter and year compared to 2007 due to lower volume, partially offset by higher selling prices from the pass-through of increased resin costs.  A significant portion of the substantially lower resin costs realized in the fourth quarter of 2008 are not passed through to customers via lower selling prices until the first quarter of 2009.

Operating profit from ongoing operations increased in the fourth quarter of 2008 versus 2007 due primarily to the lag in the pass-through of substantially lower resin costs, adjustments for inventories accounted for under the last-in first-out method (LIFO) and cost reduction efforts, partially offset by lower volume.  Operating profit for 2008 in comparison to 2007 decreased as a result of lower volume, partially offset by cost reduction efforts and the favorable impact of changes in the U.S. dollar value of currencies for operations outside of the U.S.  The company estimates that the impact on operating profit of the lag in the pass-through of changes in average resin costs and adjustments for LIFO was positive $6.6 million in the fourth quarter of 2008 and negative $2.0 million in the fourth quarter of 2007.  The company estimates that the impact on operating profit of resin pass-through lag and adjustments for LIFO was negative $600,000 in all of 2008 and negative $2.5 million in all of 2007.  The company estimates that changes in the U.S. dollar value of currencies for operations outside of the U.S. had an unfavorable impact on operating profit of $200,000 in the fourth quarter of 2008 compared with the fourth quarter of 2007, and a favorable impact of approximately $3.6 million in all of 2008 compared with all of 2007.

Capital expenditures in Film Products were $11.1 million in 2008 compared with $15.3 million in 2007, and are projected to be approximately $22 million in 2009.  Depreciation expense was $34.5 million in 2008 compared with $33.9 million in the prior year, and is projected to be approximately $27 million in 2009.

Aluminum Extrusions

Fourth-quarter net sales from ongoing U.S. operations in Aluminum Extrusions were $64.5 million, down 12.3% from $73.5 million in the fourth quarter of 2007.  Operating profit from ongoing U.S. operations was $2.3 million in the fourth quarter of 2008, a 12.0% decrease from $2.6 million in the fourth quarter of 2007.  Volume from ongoing operations decreased to 28.4 million pounds in the fourth quarter of 2008, down 11.8% from 32.2 million pounds in the fourth quarter of 2007.

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TREDEGAR EARNINGS, page 4

Net sales for ongoing U.S. operations in Aluminum Extrusions for 2008 were $340.3 million, down 8.5% from $371.8 million in 2007.  Operating profit from ongoing U.S. operations was $10.1 million in 2008, down 38.7% from $16.5 million for last year.  Volume was 136.2 million pounds in 2008, down 12.6% from 155.8 million pounds in 2007.

The decreases in net sales in the fourth quarter and full year of 2008 compared with last year was mainly due to lower volume.  Shipments declined in most markets.  Shipments in non-residential construction, which comprised approximately 72% of total volume in 2008, declined by approximately 2.7% in 2008 compared with 2007.  Operating profit from ongoing operations declined during the fourth quarter and all of 2008 versus the same periods last year mainly due to lower volume.

Capital expenditures for continuing operations in Aluminum Extrusions were $9.7 million in 2008 compared with $4.4 million in the prior year, and are projected to be approximately $24 million in 2009.  In January 2008, Tredegar announced plans to spend approximately $24 million over the following 18 months to expand the capacity at its plant in Carthage, Tennessee.  The Company had expenditures of $5.7 million in 2008 for this project, which will be dedicated to serving customers in the non-residential construction sector.  Depreciation expense was $8.0 million in 2008 compared with $8.5 million in 2007, and is projected to be approximately $8.6 million in 2009.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for approximately $25 million to an affiliate of H.I.G. Capital.  Tredegar realized cash income tax benefits in 2008 from the sale of approximately $12 million.  All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

OTHER ITEMS

Net pension income from continuing operations was $1.2 million in the fourth quarter and $4.9 million in 2008, a favorable change of $481,000 (1 cent per share after taxes) and $2.1 million (4 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2007.  Most of the favorable change in 2008 relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company contributed approximately $122,000 to its pension plans for continuing operations in 2008.

At December 31, 2008, the fair value of the assets of Tredegar’s pension plans was approximately $194.5 million, down from $284.1 million at December 31, 2007.  The significant decline was mainly due to the drop in global stock prices and benefit payments to retirees of approximately $2.6 million per quarter.  The projected benefit obligation at December 31, 2008 is approximately $211.7 million at a discount rate of 6.5%.  The minimum required contribution to Tredegar’s pension plans in 2009 is estimated at $4.4 million and net pension income in 2009 is estimated at $3.2 million.

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TREDEGAR EARNINGS, page 5

The effective tax rate used to compute income taxes from continuing manufacturing operations was 41.2% in the fourth quarter of 2008 compared with 44.7% in the fourth quarter of 2007, and 39.9% in 2008 compared with 38.8% in 2007.  The increase in the effective tax rate for continuing manufacturing operations for all of 2008 versus 2007, which had an adverse impact of 2 cents per share, was mainly due to higher effective tax rates for operations outside of the U.S.

Overall results for continuing operations for the quarter include special items.  After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were after-tax net losses of 13 cents per share in the fourth quarter of 2008 and after-tax net gains of 2 cents per share in the fourth quarter of 2007.  After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were after-tax net losses of 6 cents per share and 9 cents per share in 2008 and 2007, respectively.  Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $10.1 million at December 31, 2008, compared with $23.0 million at December 31, 2007.  This investment has a carrying value in Tredegar’s balance sheet of $10 million, which represents the amount invested on April 2, 2007.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Cash in excess of debt was $23.3 million at December 31, 2008, compared with debt in excess of cash of $33.8 million at December 31, 2007.  Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $98.0 million for the year ended December 31, 2008, down from $107.9 million for the year ended December 31, 2007.  Cash in excess of debt, net debt and adjusted EBITDA are non-GAAP measures.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.

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TREDEGAR EARNINGS, page 6

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,”  “may” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of Tredegar’s 2008 Annual Report on Form 10-K that will be filed with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 7

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Sales	$192,702	$208,462	$883,899	$922,583
Other income (expense), net (a) (e)	1,412	3,315	10,341	1,782
	194,114	211,777	894,240	924,365

Cost of goods sold (a)	153,795	171,396	739,721	761,509
Freight	4,434	4,352	20,782	19,808
Selling, R&D and general expenses	16,967	21,135	69,704	76,855
Amortization of intangibles	30	37	123	149
Interest expense	472	712	2,393	2,721
Asset impairments and costs associated with exit and disposal activities (a)	7,231	1,456	12,390	4,027
	182,929	199,088	845,113	865,069

Income from continuing operations before income taxes	11,185	12,689	49,127	59,296
Income taxes (e)	5,272	5,653	19,486	24,366
Income from continuing operations	5,913	7,036	29,641	34,930
Income (loss) from discontinued operations (b)	225	6,321	(705)	(19,681)

Net income (loss) (a) (c)	$6,138	$13,357	$28,936	$15,249

Earnings (loss) per share:
Basic:
Continuing operations	$.17	$.19	$.87	$.91
Discontinued operations	.01	.17	(.02)	(.51)
Net income (loss)	$.18	$.36	$.85	$.40
Diluted:
Continuing operations	$.17	$.19	$.87	$.90
Discontinued operations	.01	.17	(.02)	(.51)
Net income (loss)	$.18	$.36	$.85	$.39

Shares used to compute earnings (loss) per share:
Basic	33,782	36,494	33,977	38,532
Diluted	33,990	36,587	34,194	38,688

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Net Sales
Film Products	$123,809	$130,587	$522,839	$530,972
Aluminum Extrusions	64,459	73,523	340,278	371,803
Total net sales	188,268	204,110	863,117	902,775
Add back freight	4,434	4,352	20,782	19,808
Sales as shown in the Consolidated
Statements of Income	$192,702	$208,462	$883,899	$922,583

Operating Profit
Film Products:
Ongoing operations	19,195	12,915	53,914	59,423
Plant shutdowns, asset impairments,
restructurings and gain on sale of assets (a)	(6,648)	(256)	(11,297)	(649)

Aluminum Extrusions (b):
Ongoing operations	2,323	2,641	10,132	16,516
Plant shutdowns, asset impairments and
restructurings (a)	(72)	-	(687)	(634)

AFBS:
Gain on sale of investments in Theken Spine and
Therics, LLC (d)	-	-	1,499	-
Plant shutdowns, asset impairments and
restructurings (a)	-	(1,200)	-	(2,786)
Total	14,798	14,100	53,561	71,870
Interest income	351	252	1,006	1,212
Interest expense	472	712	2,393	2,721
Gain on the sale of corporate assets (e)	-	2,699	1,001	2,699
Gain from write-up of an investment accounted for under
the fair value method (e)	600	-	5,600	-
Loss from write-down of an investment (e)	-	-	-	2,095
Stock option-based compensation costs	266	277	782	978
Corporate expenses, net	3,826	3,373	8,866	10,691
Income before income taxes	11,185	12,689	49,127	59,296
Income taxes (e)	5,272	5,653	19,486	24,366
Income from continuing operations	5,913	7,036	29,641	34,930
Income (loss) from discontinued operations (b)	225	6,321	(705)	(19,681)
Net income (loss) (a) (c)	$6,138	$13,357	$28,936	$15,249

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	As of December 31
	2008	2007
Assets

Cash & cash equivalents	$45,975	$48,217
Accounts & notes receivable, net	91,400	97,064
Income taxes recoverable	12,549	323
Inventories	36,809	48,666
Deferred income taxes	7,654	9,172
Prepaid expenses & other	5,374	4,077
Current assets of discontinued operation (b)	-	37,750
Total current assets	199,761	245,269

Property, plant & equipment, net	236,870	269,083
Other assets (f)	38,926	116,759
Goodwill & other intangibles	135,075	135,907
Noncurrent assets of discontinued operation (b)	-	17,460
Total assets	$610,632	$784,478

Liabilities and Shareholders' Equity

Accounts payable	$54,990	$67,161
Accrued expenses	38,349	33,676
Current portion of long-term debt	529	540
Current liabilities of discontinued operation (b)	-	17,152
Total current liabilities	93,868	118,529

Long-term debt	22,173	81,516
Deferred income taxes	45,152	68,625
Other noncurrent liabilities (f)	29,023	15,662
Noncurrent liabilities of discontinued operation (b)	-	8,818
Shareholders' equity (f)	420,416	491,328

Total liabilities and shareholders' equity	$610,632	$784,478

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2008	2007
Cash flows from operating activities:
Net income	$28,936	$15,249
Adjustments for noncash items:
Depreciation	43,068	45,892
Amortization of intangibles	123	149
Deferred income taxes	22,183	(24,241)
Accrued pension income and postretirement benefits	(4,426)	(1,735)
Gain on the write-up of an investment accounted for under
the fair value method (e)	(5,600)	-
Loss from write-down of investment	-	2,095
Gain on sale of assets	(3,083)	(2,699)
Loss on asset impairments and divestitures	10,136	32,287
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(678)	15,786
Inventories	13,374	4,099
Income taxes recoverable	(12,092)	10,478
Prepaid expenses and other	(1,873)	764
Accounts payable and accrued expenses	(18,900)	(2,932)
Other, net	4,238	362
Net cash provided by operating activities	75,406	95,554
Cash flows from investing activities:
Capital expenditures (net of related accounts payable of $1.7 million in 2008)	(19,235)	(20,643)
Investment in a drug delivery company ($1 million in 2008
and $6.5 million in 2007), real estate in 2008 and 2007 and
Harbinger ($10 million in 2007)	(5,391)	(23,513)
Proceeds from the sale of the aluminum extrusions business in Canada
(net of cash included in sale and transaction costs)	23,407	-
Proceeds from the sale of assets and property disposals &
reimbursements from customers for purchases of equipment in 2007	4,691	7,871
Net cash provided by (used in) investing activities	3,472	(36,285)
Cash flows from financing activities:
Dividends paid	(5,447)	(6,126)
Debt principal payments	(84,489)	(39,964)
Borrowings	25,000	59,500
Repurchases of Tredegar common stock, including settlement of $3,368
in 2008 and net of settlement payable of $3,368 in 2007	(19,792)	(73,959)
Proceeds from exercise of stock options	4,069	6,471
Net cash used in financing activities	(80,659)	(54,078)
Effect of exchange rate changes on cash	(461)	2,128
(Decrease) Increase in cash and cash equivalents	(2,242)	7,319
Cash and cash equivalents at beginning of period	48,217	40,898
Cash and cash equivalents at end of period	$45,975	$48,217

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TREDEGAR EARNINGS, page 11

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2008
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$53.9	$10.1	$64.0
Allocation of corporate overhead	(7.2)	(1.5)	(8.7)
Add back depreciation and amortization from
continuing operations	34.7	8.0	42.7
Adjusted EBITDA from continuing operations (g)	$81.4	$16.6	$98.0

Selected balance sheet and other data as of December 31, 2008:
Net debt (cash) (h)	$(23.3)
Shares outstanding	33.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2008 include:
•	Pretax charges of $7.2 million for asset impairments in Film Products;
•
A pretax gain of $583,000 related to the sale of land rights and related improvements at Film Products facility in Shanghai, China (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•
A pretax charge of $72,000 related to expected future environmental costs at Aluminum Extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

Plant shutdowns, asset impairments and restructurings in 2008 include:
•	Pretax charges of $9.7 million for asset impairments in Film Products;
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•
A pretax gain of $583,000 related to the sale of land rights and related improvements at Film Products facility in Shanghai, China (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•
A pretax charge of $177,000 related to expected future environmental costs at Aluminum Extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2007 include:
•	A pretax charge of $1.2 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey; and
•	A pretax charge of $256,000 for asset impairments in Film Products.

Plant shutdowns, asset impairments and restructurings in 2007 include:
•	A pretax charge of $2.8 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	Pretax charges of $594,000 for asset impairments in Film Products;
•	A pretax charge of $592,000 for severance and other employee-related costs in Aluminum Extrusions;
•	A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

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TREDEGAR EARNINGS, page 12

(b)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for approximately $25 million to an affiliate of H.I.G. Capital. Tredegar realized cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Fourth Quarter Ended		Year Ended
	December 31		December 31
(In thousands)	2008	2007	2008	2007

Income (loss) from operations before income taxes	$-	$(376)	$(391)	$(6,366)
Income tax cost (benefit) on operations	-	(108)	(98)	(2,199)
	-	(268)	(293)	(4,167)
Loss associated with asset impairments and disposal
activities	-	(4,144)	(1,337)	(31,755)
Income tax cost (benefit) on asset impairments and
costs associated with disposal activities	(225)	(10,733)	(925)	(16,241)
	225	6,589	(412)	(15,514)
Income (loss) from discontinued operations	$225	$6,321	$(705)	$(19,681)

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $67.9 million for the fourth quarter of 2008 and income of $33.0 million for the fourth quarter of 2007.  Comprehensive income (loss) was a loss of $54.7 million for 2008 and income of $49.9 million for 2007.  Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.  The loss in comprehensive income for the fourth quarter and full year of 2008 relates to the significant reduction since the end of 2007 in the funded status of our pension plans (see Note (f)).

(d)
The gain on the sale of the investments in Theken Spine and Therics, LLC of $1.5 million is included in "Other income (expense), net" in the condensed consolidated statements of income.  AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)
Gain on the sale of corporate assets in 2008 includes a realized gain related to the sale of equity securities ($509,000) and a realized gain on the sale of corporate real estate ($492,000).  These gains are included in "Other income (expense), net" in the condensed consolidated statements of income.  The unrealized gain from the write-up of an investment accounted for under the fair value method of $5.6 million in 2008 is included in "Other income (expense), net" in the condensed consolidated statements of income.  The write-up was based on the valuation of Tredegar's investment implied from a new round of equity financing completed for the investee in the fourth quarter of 2008.  The loss from the write-down of an investment of $2.1 million in 2007 is included in "Other income (expense), net" in the condensed consolidated statements of income.

Income taxes for 2008 include the reversal of a valuation allowance recognized in the third quarter of 2007 of $1.1 million that originally related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)
In accordance with SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158), we recognize in the balance sheets the funded status of each of our defined benefit pension and other postretirement plans. As of December 31, 2008, the funded status of our defined benefit pension plan was a net liability of $17.1 million in "Other noncurrent liabilities" compared with an asset of $86.3 million in "Other assets" and a liability of $2.3 million in "Other noncurrent liabilities" as of December 31, 2007. The impact of the change in the funded status, net of deferred taxes, is recognized directly in shareholders' equity and comprehensive income or loss. Adjustments made as a result of this change in the funded status of our plans will not impact our debt covenant computations since our credit agreement allows us to elect to use generally accepted accounting principles in effect when the agreement was signed, which was prior to our adoption of SFAS 158.

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TREDEGAR EARNINGS, page 13

(g)
Adjusted EBITDA for the twelve months ended December 31, 2008, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method and other items.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity.  When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt is calculated as follows (in millions):
Debt	$22.7
Less: Cash and cash equivalents	(46.0)
Net debt (cash)	$(23.3)

Net debt is not intended to represent total debt or debt defined by GAAP.  Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the Company believes that investors also may find net debt to be helpful for the same purposes.

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